Exhibit 99.1

TRI STATE CAPITAL, INC. ISSUES RESEARCH REPORT WITH SPECULATIVE POSITIVE RATING, TARGET $1.50

CALGARY, ALBERTA – September 29, 2009 – Neohydro Technologies Corp. (OTC BB: NHYT), is pleased to announce that it has received a speculative positive rating from Tri-State Capital with a price target of $1.50 per share.

Tri-State Capital is noted for their work with, account executives, analysts, portfolio managers, institutions, venture capital investors, individual investors and the media. To view the entire independent research report, please click on the attached link: http://www.otclive.com/NHYT_Initiation_Report_TSC.pdf

In the report Mr. Grobler (CFA) writes, “Using our own proprietary FY 2011 revenue forecast and applying a forward P/E multiple of 20x in line towards the upper end of the peer group average, we arrive at forward market capitalization of  $44 million or $0.60 per share using 73 million shares outstanding.  Given all these calculations and our bottom up analysis; which is more qualitative in nature, we set a 12-month target price for the security of $0.75 per share and an 18-month target price of $1.50 per share, which will be in excess of 20x PE multiple on FY2012 earnings we expect of +3 US cents. This higher price reflects our optimism about the scope of the market potential to tap pent-up demand within the indoor power generation market.”

Neohydro Technologies Corp., has not had an opportunity to verify the accuracy of the information in this report and no representations have been made to Tri-State Capital.  The Company accepts no liability whatsoever for any direct or consequential loss or damage arising from any use of this report or its content.  Such information and the opinions expressed are solely that of Tri-State Capital.

About Neonydro Technologies Corp

Neohydro Technologies Corp. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta, Canada. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry. Neohydro has licensed a unique patented turbo hybrid system. This revolutionary Green Interactive Hybrid System™ is proven to assist an engine to operate more efficiently, with less effort, less fuel consumption, and enhanced horsepower. Thus increasing engine life as well as adding obvious economic benefits, and enhanced horsepower to many significantly underpowered vehicles, such as limousines and fleet vehicles where incremental cost for larger engines may not be an economically viable option. Advanced tuning methods also significantly decrease harmful emissions. In the case of most technological enhancements with vehicles, there are significant concerns about negating existing factory warranty protection. At present the Company’s technology is only engineered for one automobile manufacture where it does not void the manufacturer’s warranty. However, plans are underway to engineer the technology to include other manufacturers as well.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:

Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com